Exhibit 23.6

CONSENT OF INDEPENDENT ACCOUNTANTS

              We hereby consent to the use in this Registration Statement on Form S-11 of Morgan Properties Trust of our report dated July 26, 2011 relating to the combined statement of revenue and certain expenses for the year ended December 31, 2009 of Berwind 20, our report dated July 26, 2011 relating to the combined statement of revenue and certain expenses for the year ended December 31, 2009 of the Fannie 55 Group, and our report dated July 26, 2011 relating to the combined statement of revenue and certain expenses for the year ended December 31, 2008 of MPM Ventures Associates LP, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts", "Summary Historical and Pro Forma Financial Data" and "Selected Financial Data" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 29, 2012